EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732) on Forms S-3 and S-8 of Occidental Petroleum Corporation of our reports dated March 11, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Vintage Petroleum, Inc. 2004 Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

January 27, 2006